Given to Each Participant

PERSONAL AND CONFIDENTIAL

EXECUTIVE OFFICER LEVEL

Palomar Medical Technologies, Inc.
2006 Incentive Compensation Program
Operating Period — January 1, 2006 to December 31, 2006

Participant

General

The amount of bonus each participant receives will depend on the 2006 actual performance of Palomar against the Palomar 2006 Operating Plan and each participant’s contribution toward achieving the Plan. The payout is calculated based on each participant’s base salary as of January 1, 2006 and has both Corporate and Individual Objectives as shown below:

Specific Rules

1.     Calculation of Incentive Compensation Amounts:

At base level $**:

Corporate Objective	25%
Individual Objectives	20%
Total	45%

At plan of $**:

Corporate Objective	40%
Individual Objectives	30%
Total	70%

Additional % for every $** above plan of $**:

Corporate Objective	3%

The Corporate Objective payout will be determined based on the 2006 Operating Plan operating profit (including the P&L charge for this Incentive Compensation Program).

The Individual Objective payout will be determined based on evaluation of individual performance.

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

Given to Each Participant

PERSONAL AND CONFIDENTIAL

The Total Bonus payout shall be no more than 200% of each participant's base salary.

1.

No Corporate or Individual incentive compensation will paid unless Palomar achieves the Base Level as listed above. Even if the Base Level is achieved, the CEO may adjust the Corporate incentive compensation based on the individual's performance.

2.	No incentive compensation will accrue to the benefit of any participant until January 5, 2007, at which time the participant must be an employee of Palomar.

3.	Incentive compensation for the 2006 operating period will be paid by March 15, 2007, unless otherwise determined by the Compensation Committee of the Board of Directors (BOD).

4.

Where necessary, the CEO of Palomar, with the approval of the Compensation Committee of the BOD, may adjust financial results to exclude unusual transactions not deemed to be part of normal current operations.

5.

This Incentive Compensation Program may be modified for any reason without notice to the employee in part or in its entirety by the CEO of Palomar, with the approval of the Compensation Committee of the BOD.

6.	Continuance of this particular Incentive Compensation Program beyond December 31, 2006 is not guaranteed.

Approved by:

/s/ James G. Martin
James G. Martin
Chairman of the Compensation Committee
Palomar Medical Technologies, Inc.
Approved per BOD Minutes dated February 7, 2006

Received by:

/s/Paul S. Weiner
Participant